Exhibit 4.11
Description of the Company’s Depositary Shares Registered
Under Section 12 of the Securities Exchange Act of 1934

The following summary of the above-referenced Depositary Shares (the “Depositary Shares”) relating to the Series I Preferred Stock (par value $1.00 per share) (the “Series I Preferred Stock”) of United Community Banks, Inc. is based on and qualified by reference to the deposit agreement, dated June 10, 2020 (the “Deposit Agreement”), between the Company and Continental Stock Transfer & Trust Co., as depositary (the “Depositary”) and the depositary receipts (each a “Depositary Receipt”), the form of which is included in the Deposit Agreement. For a complete description of the terms and provisions of the Depositary Shares, refer to the Deposit Agreement (which includes a form of the Depositary Receipt), which is filed or incorporated by reference as an exhibit to this Annual Report on Form 10-K. Throughout this description, references to the “Company,” “we,” “our,” and “us” refer to United Community Banks, Inc.

General. There have been authorized and issued 4,000,000 Depositary Shares. Each Depositary Share represents a 1/1000th ownership interest in a share of Series I Preferred Stock, and is evidenced by a Depositary Receipt.

Series I Preferred Stock. The description of the Series I Preferred Stock that underlay the Depositary Shares is set forth below under “Description of the Series I Preferred Stock”.

Deposit. The shares of Series I Preferred Stock represented by Depositary Shares will be deposited pursuant to the Deposit Agreement. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series I Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series I Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Voting. Because each Depositary Share represents a 1/1000th interest in a share of the Series I Preferred Stock, holders of Depositary Receipts will be entitled to 1/1000th of a vote per Depositary Share under those limited circumstances in which holders of the Series I Preferred Stock are entitled to a vote, as described below in “Description of the Series I Preferred Stock — Voting Rights.” When the Depositary receives notice of any meeting at which the holders of Series I Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice to the record holders of the Depositary Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series I Preferred Stock, may instruct the Depositary to vote the amount of Series I Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the Depositary will vote the amount of Series I Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares, it will vote all Depositary Shares held by it proportionately with instructions received. See also “Amendment and Termination” below.

Redemption. If the Series I Preferred Stock represented by the Depositary Shares is redeemed, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series I Preferred Stock. The redemption price per Depositary Share will be equal to 1/1000th of the redemption price per share payable with respect to the Series I Preferred Stock (or $25 per Depositary Share). Whenever we redeem shares of Series I Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Series I Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding shares of Series I Preferred Stock and, therefore, less than all of the Depositary Shares, the Depositary Shares to be redeemed will be selected by the Depositary pro rata or by lot. In any such case, we will redeem Depositary Shares only in increments of 1,000 shares and any integral multiple thereof. The Depositary will provide notice of redemption to record holders of the

Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series I Preferred Stock and the related Depositary Shares.

Dividends and Other Distributions. Each dividend on a Depositary Share will be in an amount equal to 1/1000th of the dividend declared per share of the Series I Preferred Stock.

The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series I Preferred Stock to the record holders of Depositary Shares in proportion to the number of Depositary Shares held by the holders. The Depositary will distribute any property received by it other than cash to the record holders of Depositary Shares in proportion to the number of Depositary Shares held by the holders, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with our approval, adopt such method as it deems equitable and practicable, including selling the property and distributing the net proceeds from the sale to the holders of the Depositary Shares in proportion to the number of Depositary Shares they hold.

If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the Depositary will round that amount up to the next highest whole cent and will request that we pay the resulting additional amount to the Depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the Depositary will disregard that fractional amount.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series I Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges. The Depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any Depositary Shares until such taxes or other governmental charges are paid.

Preemption. No holder of Depositary Shares or Series I Preferred Stock has or will have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of capital stock of the Company that may be issued or sold in the future.

Assessment and Other Provisions. The outstanding Depositary Shares as well as the underlying Series I Preferred Stock are and, upon payment of consideration payable therefor, any Depositary Shares and Series I Preferred Stock issued by United in the future, will be fully paid and nonassessable. Neither the Depositary Shares nor the Series I Preferred Stock has any conversion rights. Neither the Depositary Shares nor the Series I Preferred Stock is subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

Amendment and Termination. We may amend the form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement at any time and from time to time by agreement with the Depositary. However, any amendment that materially and adversely alters any right of the holders of Depositary Shares will not be effective unless the holders of at least two-thirds of the Depositary Shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of Depositary Shares to surrender such Depositary Shares to the Depositary with instructions to deliver to such holder shares of the Series I Preferred Stock, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their Depositary Receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The Deposit Agreement may be terminated if:

•all outstanding Depositary Shares have been redeemed;

•a final distribution in respect of the Series I Preferred Stock has been made to the holders of Depositary Shares in connection with any liquidation, dissolution or winding up of United;
•consent of the holders of at least two-thirds of the Depositary Shares outstanding is obtained; or
•there is a material breach of the Deposit Agreement by either party which is not cured by the breaching party within a period not to exceed thirty (30) days after the date of written notice by one of the other parties.

Books of Depositary. The Depositary is required to maintain a register for the registration and registration of transfer of Depositary Receipts. Registered holders of Depositary Shares may inspect such records at the Depositary’s office at all reasonable times during regular business hours, but solely for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Depositary Receipts. Such register may be closed at any time or from time to time, when deemed expedient by the Depositary in the performance of its duties under the Deposit Agreement, or because of any requirement of law or any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

Limitation of Liability. Neither the Depositary nor any Depositary’s agent nor any transfer agent nor any registrar nor the Company assumes any obligation or shall be subject to any liability under the Deposit Agreement to holders of Depositary Receipts or any other person other than for its gross negligence, willful misconduct, bad faith or fraud (each as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in the Deposit Agreement to the contrary, neither the Depositary, nor the Depositary’s agent nor any registrar nor any transfer agent nor the Company shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if that party has been advised of or has foreseen the possibility of such damages and regardless of the form of action. Notwithstanding anything contained herein to the contrary, the Depositary’s, any Depositary’s agent, registrar’s or transfer agent’s aggregate liability during any term of the Deposit Agreement with respect to, arising from, or arising in connection with the Deposit Agreement, or from all services provided or omitted to be provided under the Deposit Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under the Deposit Agreement by the Company to the Depositary as fees and charges, but not including reimbursable expenses.

Neither the Depositary nor any Depositary’s agent nor any registrar nor any transfer agent nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series I Preferred Stock, the Depositary Shares or the Depositary Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be reasonably required.

Neither the Depositary nor any Depositary’s agent nor any registrar nor any transfer agent nor the Company shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any person presenting Series I Preferred Stock for deposit, any holder of a Depositary Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s agent, any registrar or transfer agent and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series I Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken in bad faith. The Depositary undertakes, and any registrar and transfer agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in the Deposit Agreement (or as may subsequently be agreed to in writing by the parties), and no implied covenants or obligations shall be read into the Deposit Agreement against the Depositary or any registrar or any transfer agent.

The Depositary, the Depositary’s agents, and any registrar or transfer agent may own and deal in any class of securities of the Company and its affiliates and in Depositary Receipts. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of the Deposit Agreement or of the Depositary Receipts, the Depositary Shares or the Series I Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary, the Depositary’s agent, any registrar or any transfer agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by it hereunder, or in the administration of any of the provisions of the Deposit Agreement, the Depositary, the Depositary’s agent, any registrar or any transfer agent shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary, the Depositary’s agent, any registrar or any transfer agent may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Depositary Receipts or any other person or entity for refraining from taking such action, unless the Depositary, the Depositary’s agent, the registrar or transfer agent, as applicable, receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s agent, any registrar or any transfer agent or which proves or establishes the applicable matter to its satisfaction.

In the event the Depositary, any Depositary’s agent, any registrar or any transfer agent shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary, any Depositary’s agent, any registrar or any transfer agent, shall be entitled to act on such claims, requests or instructions received from the Company, and shall be entitled to the indemnification pursuant to the Deposit Agreement in connection with any action so taken.

From time to time, the Company may provide the Depositary, any Depositary’s agent, any registrar or any transfer agent with instructions concerning the services performed by the Depositary under the Deposit Agreement. In addition, at any time, the Depositary, any Depositary’s agent, any registrar or any transfer agent may apply to any officer of the Company for instruction, and may consult with legal counsel for the Depositary or the Company with respect to any matter arising in connection with the services to be performed by the Depositary, Depositary’s agent, registrar or transfer agent, as applicable, under the Deposit Agreement. The Depositary, Depositary’s agent, registrar, transfer agent and their respective agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken, suffered or omitted to be taken by them in reliance upon any instructions from the Company or upon the advice or opinion of such counsel. None of the Depositary, any Depositary’s agent, any registrar or any transfer agent shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

The Depositary, any Depositary’s agent, transfer agent, and registrar hereunder:

(i) shall have no obligation to make any payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(ii) may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(iii) may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with the Deposit Agreement, with respect to any matter relating to its actions as Depositary, transfer agent or registrar covered by the Deposit Agreement (or supplementing or qualifying any such actions), of officers of the Company;

(iv) shall not be called upon at any time to advise any Person with respect to the Series I Preferred Stock, Depositary Shares or Depositary Receipts;

(v) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Series I Preferred Stock, the Depositary Shares or Depositary Receipts; and

(vi) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary) executing or delivering or purporting to execute or deliver the Deposit Agreement or any documents or papers deposited or called for under the Deposit Agreement.

The obligations of the Company and the rights of the Depositary, the Depositary’s agent, transfer agent or registrar survive the replacement, removal or resignation of any Depositary, registrar, transfer agent or Depositary’s agent or termination of the Deposit Agreement.

It is intended that neither the Depositary nor any Depositary’s agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s agent are acting only in a ministerial capacity as Depositary for the deposited Series I Preferred Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or the Deposit Agreement in its capacity as Depositary.

The Depositary, the Depositary’s agent, transfer agent or registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Depositary Receipts, Series I Preferred Stock or Depositary Shares.

DESCRIPTION OF THE SERIES I PREFERRED STOCK

The following summary of the Series I Preferred Stock (par value $1.00 per share) (“Series I Preferred Stock”) of United Community Banks, Inc., which underlay the Company’s Depositary Shares described above, is based on and qualified by reference to the Company’s amended and restated articles of incorporation (the “Articles”) and does not purport to be complete. Our Articles and the certificate of designations creating the Series I Preferred Stock are included or incorporated by reference as an exhibit to this Annual Report on Form 10-K. Throughout this description, references to the “Company,” “United,” “we,” “our,” and “us” refer to United Community Banks, Inc.

Overview of Series I Preferred Stock. Our Articles authorize up to 10,000,000 shares of preferred stock, par value $1.00 per share, which includes the 4,000 shares of Series I Preferred Stock.

The 4,000 shares of Series I Preferred Stock underlay and are represented by 4,000,000 Depositary Shares, which are described above.

The Depositary will be the sole holder of the Series I Preferred Stock, as described under “Description of the Company’s Depositary Shares Registered Under Section 12 of the Securities Exchange Act of 1934” above.

Shares of the Series I Preferred Stock will rank with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of United:

•junior to our secured and unsecured debt;
•senior to our common stock and any other series of our junior stock that may be issued in the future;
•equally with parity stock and each other series of our preferred stock that by its terms is expressly stated to be on parity with the Series I Preferred Stock; and
•junior to any preferred stock that by its terms is expressly stated to be senior to the Series I Preferred Stock.

The Series I Preferred Stock will be fully paid and nonassessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of Series I Preferred Stock will not have preemptive or subscription rights to acquire more stock of United.

The Series I Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of United. The Series I Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of United to redeem or repurchase the Series I Preferred Stock. The Series I Preferred Stock represents non-withdrawable capital, is not a bank deposit and is not insured by the FDIC or any other governmental agency, nor is it the obligation of, or guaranteed by, a bank.

Dividends. Dividends on shares of the Series I Preferred Stock will not be mandatory or cumulative. In addition, under the Federal Reserve Board’s risk-based capital rules related to additional tier 1 capital instruments, dividends on the Series I Preferred Stock may only be paid out of our net income, retained earnings, or surplus related to other additional tier 1 capital instruments. Holders of Series I Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of the board), out of funds legally available for the payment of dividends, non-cumulative cash dividends from the original issue date, quarterly in arrears on the March 15, June 15, September 15 and December 15 of each year (each, a dividend payment date), commencing on September 15, 2020. These dividends will accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share (equivalent to $25 per Depositary Share) at a rate per annum equal to 6.875% (equivalent to $1.71875 per Depositary Share per annum). Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. In the event that we issue additional shares of Series I Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. Payment dates are subject to adjustment for business days.

Dividends will be payable to holders of record of Series I Preferred Stock as they appear on the stock register on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of the board) that is not more than 60 days nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day. The corresponding record dates for the Depositary Shares will be the same as the record dates for the Series I Preferred Stock.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series I Preferred Stock and will end on and exclude the September 15, 2020 dividend payment date. Dividends payable on the Series I Preferred Stock will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend with respect to that dividend payment date will be paid on the next succeeding business day, without interest or other payment in respect of such delayed payment. For the avoidance of doubt, the succeeding dividend period will be from, and including, the previous dividend payment date (that was not a business day) to, but excluding the next succeeding dividend period’s dividend payment date. “Business day” means any weekday that is not a day on which banking institutions in New York City are generally authorized or obligated by law, regulation or executive order to close.

Dividends on shares of Series I Preferred Stock will not be cumulative. Accordingly, if our board of directors (or a duly authorized committee of the board) does not declare a dividend on the Series I Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series I Preferred Stock are declared for any future dividend period.

So long as any share of Series I Preferred Stock remains outstanding, (i) no dividend shall be paid or declared on our common stock or any other shares of our junior stock (as defined below) (other than a dividend payable solely in junior stock), (ii) no common stock or other junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of junior stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such junior stock by us and (iii) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us other than pursuant to pro rata offers to purchase all, or a pro-rata portion, of the Series I Preferred Stock and such parity stock except by conversion into or exchange for junior stock unless, in each case, the full dividends for the latest completed dividend period on all outstanding shares of Series I Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). However, the foregoing provision shall not restrict the ability of United, or any of our other affiliates, to engage in any market-making transactions in our junior stock in the ordinary course of business.

As used in this description, “junior stock” means any class or series of stock of United that ranks junior to the Series I Preferred Stock as to the payment of dividends and/or as to the distribution of assets upon any liquidation, dissolution or winding-up of United. Junior stock includes our voting and non-voting common stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any dividend payment date (or, in the case of parity stock, as defined below, having dividend payment dates different from the dividend payment dates pertaining to the Series I Preferred Stock, on a dividend payment date falling within the related dividend period for the Series I Preferred Stock) in full on the Series I Preferred Stock and any shares of parity stock, all dividends declared on the Series I Preferred Stock and all such equally ranking securities payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series I Preferred Stock, on a dividend payment date falling within the related dividend period for the Series I Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series I Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series I Preferred Stock, on a dividend payment date falling within the related dividend period for the Series I Preferred Stock) bear to each other.

As used in this description, “parity stock” means any other class or series of stock of United that ranks equally with the Series I Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of United.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series I Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series I Preferred Stock shall not be entitled to participate in any such dividend.

We will not be able to declare, pay, or set aside payment for dividends if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws, rules and regulations. The certificate of designations creating the Series I Preferred Stock provides that dividends on the Series I Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with applicable capital adequacy guidelines.

Dividends on shares of the Series I Preferred Stock that are redeemed will cease to accrue on the redemption date, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series I Preferred Stock called for redemption.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of United, holders of Series I Preferred Stock are entitled to receive out of assets of United or proceeds thereof available for distribution to shareholders, after satisfaction of all liabilities and obligations to creditors, before any distribution of such assets or proceeds is made to or set aside for holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series I Preferred Stock, and subject to the rights of the holders of any parity stock upon liquidation, a liquidating distribution in the amount of $25,000 per share (equivalent to $25 per Depositary Share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series I Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if the assets of United or proceeds thereof are not sufficient to pay the liquidation preferences in full to all holders of Series I Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series I Preferred Stock, the amounts paid to the holders of Series I Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of stock on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of Series I Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our other stock shall be entitled to receive all remaining assets of United or proceeds thereof according to their respective rights and preferences.

For purposes of this description, our consolidation or merger with one or more other entities, including a merger or consolidation in which the holders of Series I Preferred Stock receive cash, securities or property for the shares, or the sale, lease or exchange of all or substantially all of the assets of United for cash, securities or other property, shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Because we are a holding company, our rights and the rights of our creditors and shareholders, including the holders of the Series I Preferred Stock, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Redemption. The Series I Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. We may, at our option, redeem the Series I Preferred Stock (i) in whole or in part, from time to time, on any date on or after September 15, 2025 (or, if not a business day, on the next succeeding business day), or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Event, in each case, at a redemption price equal to $25,000 per share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends for the then-current dividend period to, but excluding, the redemption date, whether or not declared. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date. Holders of Series I Preferred Stock will have no right to require the redemption or repurchase of the Series I Preferred Stock.

We are a bank holding company and a financial holding company regulated by the Federal Reserve Board. We intend to treat the Series I Preferred Stock as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency).

A “Regulatory Capital Event” means the good faith determination by United that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series I Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of the Series I Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series I Preferred Stock, there is more than an insubstantial risk that United will not be entitled to treat the full liquidation preference amount of $25,000 per share of Series I Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve Board (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series I Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

We will not exercise our option to redeem any shares of preferred stock without obtaining the approval of the Federal Reserve Board (or any successor appropriate federal banking agency) as required by applicable law. Unless the Federal Reserve Board (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we will redeem the Series I Preferred Stock only if it is replaced with other tier 1capital that is not a restricted core capital element (for example, common stock or another series of noncumulative perpetual preferred stock).

If shares of Series I Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series I Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof; provided that, if the Depositary Shares representing the Series I Preferred Stock are held in global form through The Depositary Trust Company, or “DTC,” we may give such notice at such time and in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:

•the redemption date;
•the number of shares of Series I Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;
•the redemption price; and
•the place or places where holders may surrender certificates evidencing shares of Series I Preferred Stock for payment of the redemption price.

If notice of redemption of any shares of Series I Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series I Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series I Preferred Stock, such shares of Series I Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of the Series I Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

Holders of the Series I Preferred Stock will have no right to require the redemption or repurchase of the Series I Preferred Stock, and should not expect such redemption or repurchase.

See ““Description of the Company’s Depositary Shares Registered Under Section 12 of the Securities Exchange Act of 1934”” above for information about redemption of the Depositary Shares relating to our Series I Preferred Stock.

Voting Rights. Except as provided below or as required by law, the holders of Series I Preferred Stock will have no voting rights.

Whenever dividends on any Series I Preferred Stock or any other series of voting preferred stock (as defined herein) shall have not been declared and paid in an aggregate amount equal to full dividends for at least six quarterly dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of such Series I Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote (in proportion to their respective stated amounts) for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”); provided that the election of any such directors shall not cause us to violate the corporate governance requirement of The Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In that event, the number of directors on our board of directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the stated amount of the Series I Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the Series I Preferred Stock and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment shall have been fully paid.

As used in this description, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series I Preferred Stock either as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable.

If and when dividends for at least four consecutive quarterly dividend periods following a Nonpayment have been paid in full, the holders of the Series I Preferred Stock shall be divested of the foregoing voting rights

(subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a Nonpayment, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed. Any Preferred Stock Director may be removed at any time with or without cause by the holders of record of a majority of the outstanding Series I Preferred Stock and any other shares of voting preferred stock then outstanding, voting together as a single class in proportion to their respective stated amounts, when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) shall be filled by the written consent of the Preferred Stock Director remaining in office, or, solely in the case where no Preferred Stock Director remains in office, by a vote of the holders of record of a majority of the outstanding Series I Preferred Stock and any other shares of voting preferred stock then outstanding, voting together as a single class in proportion to their respective stated amounts. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any Series I Preferred Stock remains outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series I Preferred Stock and all other series of voting preferred stock entitled to vote thereon (voting together as a single class in proportion to their respective stated amounts), given in person or by proxy, either in writing or at a meeting:

•amend or alter the provisions of our Articles or the certificate of designations for the Series I Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series or any securities convertible into shares of any class or series of stock ranking senior to the Series I Preferred Stock with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;
•amend, alter or repeal the provisions of our Articles, the certificate of designations for the Series I Preferred Stock or our amended and restated bylaws so as to materially and adversely affect the special rights, preferences, and voting powers of the Series I Preferred Stock, taken as a whole; or
•consummate (i) a binding share exchange or reclassification involving the Series I Preferred Stock, (ii) our merger or consolidation with another entity or (iii) a conversion, transfer, domestication or continuance into another entity or an entity organized under the laws of another jurisdiction, unless in each case (x) the shares of Series I Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification or merger or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States of America, any State thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state that is a member of the Organization of Economic Cooperation and Development, and (y) such shares of Series I Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, and voting powers of the Series I Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that any increase in the number of the authorized or issued shares of Series I Preferred Stock or the authorized number of shares of preferred stock or the creation and issuance, or an increase in the authorized or issued number of shares of, other series of preferred stock that does not rank senior to the Series I Preferred Stock with respect to either the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to materially and adversely affect the special rights, preferences, or voting powers of the Series I Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger, consolidation, conversion, transfer, domestication or continuance described above would materially and adversely affect the rights, preferences or voting powers of one or more, but not all, series of voting preferred stock (including the Series I Preferred Stock for this purpose), then only the series the rights, preferences or voting powers of which are materially and adversely affected by such event and entitled to vote shall vote as a class in lieu of all series of voting preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series I Preferred Stock to effect such redemption.

Information Rights. During any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and any shares of the Series I Preferred Stock are outstanding, we will use our best efforts to (i) transmit through our website at www.ucbi.com (or other permissible means under the Exchange Act) to all holders of the Series I Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of the Series I Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series I Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Preemptive and Conversion Rights. The holders of the Series I Preferred Stock do not have any preemptive or conversion rights.

Additional Classes or Series of Stock. We will have the right to authorize and issue additional classes or series of stock ranking equally with or junior to the Series I Preferred Stock as to dividends or distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Series I Preferred Stock, or the holders of the related Depositary Shares.

Governing Law. The Series I Preferred Stock is governed by Georgia law.